Exhibit 8

PRINCIPAL SUBSIDIARIES OF RETALIX LTD.

Subsidiary	Jurisdiction of Incorporation	Business Name

Retalix Holdings Inc.	United States	Retalix Holdings
Retalix USA Inc.	United States	Retalix USA
Retail Control Systems Inc.	United States	RCS
StoreNext Retail Technology LLC	United States	StoreNext USA
C-StoreMatrix.com Inc.	United States	C-StoreMatrix.com
PalmPoint Ltd.	Israel	PalmPoint
Tamar Industries M. R. Electronic (1985) Ltd.	Israel	Tamar
StoreAlliance.com Ltd.	Israel	StoreAlliance
StoreNext Ltd.	Israel	StoreNext Israel
TradaNet Electronic Commerce Services Ltd.	Israel	TradaNet
IREX - Israel Retail Exchange Ltd.	Israel	IREX
Cell-Time Ltd.	Israel	Cell-Time
DemandX Ltd.	Israel	DemandX
Retail College StoreNext Ltd.	Israel	Retail College StoreNext
P.O.S. (Restaurant Solutions) Ltd.	Israel	PRS
Retalix Israel (2009) Ltd. (formerly Net Point Ltd.)	Israel	Retalix Israel
Kohav Orion Advertising and Information Ltd.	Israel	Orion
Orlan Orion Systems Ltd.	Israel	Orlan
Retalix (UK) Limited	United Kingdom	Retalix UK
Retalix Italia S.p.A	Italy	Retalix Italia
Retalix France SARL	France	Retalix France
Retalix Australia PTY Ltd.	Australia	Retalix Australia
Retalix Japan Ltd.	Japan	Retalix Japan